Exhibit 4.41

EQUITY INTEREST PLEDGE AGREEMENT

This Equity Interest Pledge Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (the “PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated March 1, 2015, by and between the following parties:

PLEDGEE: Beijing Jingwei Sinan Information Technology Co., Ltd.

Registered Address: Suite 515, North Building, Great Creativity Information Industry Garden, 18 Jiuxiaoqiao Middle Road, Chaoyang District, Beijing
Legal Representative: Liu Jian

and

PLEDGOR: Liu Jian

PRC Identification Card No: 310102197211124453

Residential Address: Room 1504, No.2, Nong 138, Nandan Road, Xuhui District, Shanghai, PRC

(individually a “Party” and collectively the “Parties”)

WHEREAS:

A. The Pledgor is a PRC citizen, and owns 1% equity interest in Beijing Jingwei Zhihui Information Technology Co., Ltd. (“Jingwei Zhihui”).

B. Jingwei Zhihui is a company registered in Beijing engaging in the business of Internet recruitment and social activities in working environment.

C. The Pledgor and the Pledgee entered into a Loan Agreement on March 1, 2015, pursuant to which the Pledgee extended a loan in the amount of RMB 10,000 (the “Loan”) to the Pledgor (the “Loan Agreement”).

D. The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, has been licensed by the relevant PRC government authority to carry on the business of research, development and technical consulting of computer software, etc.

E. Simultaneous with the execution of this Agreement, the Pledgor has also entered into an Equity Option Agreement with the Pledgee, pursuant to which the Pledgor grants to the Pledgee an exclusive right to purchase the Equity Interest (as defined below) upon satisfaction of various requirements under the PRC law (the “Option Agreement”).

F. In order to ensure that (i) the Pledgor repays the Loan under the Loan Agreement; (ii) the Pledgee collects Service Fees under the Service Agreement and License Fees under the License Agreement from Jingwei Zhihui, (iii) the Pledgor’s other obligations under the Option Agreement is fulfilled, and (iv) all other debts, monetary liabilities or other payment obligations owed to the Pledgee by the Pledgor and/or Jingwei Zhihui, arising under or in relation to the Service Agreement, the Loan Agreement or the License Agreement including, but not limited to, any obligation to pay damages for a breach of any obligation of the Pledgor or Jingwei Zhihui under the Loan Agreement or the Service Agreement or the License Agreement (as applicable), are paid, the Pledgor is willing to pledge all the Equity Interest (as defined below) held by it in Jingwei Zhihui to the Pledgee as security for the above-mentioned obligations of the Pledgor and Jingwei Zhihui (collectively, the “Secured Obligations”).

In order to set forth each Party’s rights and obligations, the Pledgee and the Pledgor through mutual negotiations hereby agree as follows:

1. Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1 “Pledge” means the full content of Section 2 hereunder.

1.2 “Equity Interest” means all the equity interest in Jingwei Zhihui held by the Pledgor (including all present and future rights and benefits based on such equity interests), and any additional equity interests in Jingwei Zhihui acquired by the Pledgor subsequent to the date hereof. For the avoidance of any doubt, as at the date hereof, the Pledgor holds 1% equity interests (amounting to RMB 10,000) in Jingwei Zhihui.

1.3 “Event of Default” means any event provided in Section 6 hereof.

1.4 “Notice of Default” means the notice of default issued by the Pledgee in accordance with this Agreement.

2. Pledge

2.1 The Pledgor hereby pledges, and if required, transfers and assigns all his rights, titles and interests in the Equity Interest in Jingwei Zhihui to the Pledgee as security for all of the Secured Obligations (the “Pledge”) of an amount up to the Maximum Amount (as defined below), and grant a first priority security interest in all rights, titles and interests that he has or may at any time hereafter acquire in and to the Equity Interest, together with all equity or other ownership interests representing a dividend on the Equity Interest, a distribution or return of capital upon or in respect of such Equity Interest, any subscription, first refusal, pre-emptive or other purchase rights with respect to or arising from such Equity Interest, any voting rights with respect to such Equity Interest or any other interest in Jingwei Zhihui which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in Jingwei Zhihui, and all proceeds of the foregoing (collectively, the “Pledged Collateral”).

The Parties understand and agree that the value of the Equity Interest pledged by the Pledgor is RMB 10,000/10,000 shares and the amount of the Secured Obligations is RMB 10,000.

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2.1.1 The Parties understand and agree that the monetary valuation arising from, relating to or in connection with the Secured Obligations shall be a variable and floating valuation until the Settlement Date (as defined below). Therefore, based on the reasonable assessment and evaluation by the Pledgor and the Pledgee of the Secured Obligations and the Pledged Collateral, the Pledgor and the Pledgee mutually acknowledge and agree that the Pledge shall aggregately secure the Secured Obligations for a maximum amount of RMB 10,000 (the “Maximum Amount”) prior to the Settlement Date.

2.1.2 Upon the occurrence of any of the events below (each an “Event of Settlement”), the Secured Obligations shall be fixed at a value of the sum of all Secured Obligations that are due, outstanding and payable to the Pledgee on or immediately prior to the date of such occurrence (the “Fixed Obligations”):

(a) any or all of the Loan Agreement, Service Agreement, License Agreement or the Option Agreement expires or is terminated pursuant to the stipulations thereunder;

(b) an Event of Default as stipulated in Section 6 occurs and is not resolved, which results in the Pledgee serving a Notice of Default to the Pledgor pursuant to Section 6.3;

(c) the Pledgee reasonably determines (having made due enquiries) that the Pledgor and/or Jingwei Zhihui is insolvent or could potentially be made insolvent; or

(d) any other event that requires the settlement of the Secured Obligations in accordance with relevant laws of the PRC.

2.2 For the avoidance of doubt, the day on which an Event of Settlement occurs shall be the settlement date (the “Settlement Date”). On or after the Settlement Date, the Pledgee shall be entitled, at the election of the Pledgee, to enforce the Pledge in accordance with Section 7.

2.3 The Pledgee is entitled to collect dividends or other distributions, if any, arising from the Equity Interest during the Term of the Pledge (as defined below).

3. Effectiveness, Scope and Term of Pledge

3.1 The Pledgor shall, promptly after the execution of this Agreement, register this Agreement and the Pledge hereunder with the State Administration for Industry and Commerce of the PRC or its competent local counterpart (the “AIC”). The Pledgor shall deliver to the Pledgee a copy of the registration or filing certificate from the AIC within 7 days from the date of submission of the application for registration of this Agreement and Pledge with the AIC.

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3.2 The Pledge shall be effective upon the registration of the Pledge with the AIC in accordance with Section 3.1 above. The term of the Pledge shall commence on the date when the Pledge is registered with the AIC and shall expire on the earlier of (a) the date on which all outstanding Secured Obligations are paid in full or otherwise satisfied (as applicable); (b) the Pledgee enforces the Pledge pursuant to the terms and conditions hereof, to satisfy its rights under the Secured Obligations and Pledged Collateral in full; or (c) the Pledgor completes the transfer of all Equity Interest to another party (individual or legal entity) pursuant to the Option Agreement and no longer holds any Equity Interest in Jingwei Zhihui (the “Term of the Pledge”).

4. Representations and Warranties of the Pledgor

The Pledgor hereby makes the following representations and warranties to the Pledgee and confirms that the Pledgee executes this Agreement in reliance on such representations and warranties:

4.1 The Pledgor is the legal owner of the Equity Interest that has been registered in his name, and is entitled to create a pledge on such Equity Interest.

4.2 Neither the Pledged Collateral nor the Pledge will be interfered with by any other pledgee at any time when the Pledgee exercises the rights under the Pledge in accordance with this Agreement.

4.3 The Pledgee shall be entitled to dispose or assign his rights in and to the Pledge in accordance with the relevant laws and this Agreement.

4.4 All necessary authorizations have been obtained for the execution and performance of this Agreement by the Pledgor and the execution and performance of this Agreement by the Pledgor does not violate any applicable laws or regulations. The Pledgor’s representative, who will execute this Agreement, has been duly authorized.

4.5 The Pledgor warrants that there is no pending civil, administrative or criminal litigation or administrative punishment or arbitration related to the Equity Interest and is not aware of any such action that will or may exist in the future after the date of this Agreement.

4.6 There are no outstanding taxes, fees or pending legal proceedings related to the Equity Interest as of the date of this Agreement.

4.7 Each stipulation hereunder is the expression of each Party’s true intention and shall be binding upon both Parties.

5. Covenants of the Pledgor

5.1 The Pledgor covenants to the Pledgee that he shall:

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5.1.1 not transfer or assign the Pledged Collateral, or create or permit to be created any pledge, lien, charge, mortgage, encumbrance, option, security or other interest in or over the Pledged Collateral that has been registered in his name, other than the Pledge created hereunder and the option granted under the Option Agreement, without the prior written consent from the Pledgee;

5.1.2 comply with and implement laws and regulations with respect to the Pledge, present to the Pledgee the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within 5 days upon receiving such notices, orders or suggestions and take actions in accordance with the reasonable instructions of the Pledgee; and

5.1.3 timely notify the Pledgee of any events or any received notices (i) which may affect the Pledged Collateral or any part of the Pledgee’s rights, (ii) which may change any of the warranties, covenants or obligations made by the Pledgor under this Agreement or affect the Pledgor’s performance of his covenants or obligations hereunder; or (iii) which may affect the Pledgor’s performance of his obligations under this Agreement, and take actions in accordance with the reasonable instructions of the Pledgee.

5.2 The Pledgor covenants that the Pledgee’s exercise of its rights under this Agreement shall not be suspended or hampered by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor.

5.3 The Pledgor covenants to the Pledgee that in order to protect or perfect the security over the Secured Obligations, the Pledgor shall (i) execute in good faith and cause other parties who have interests in the Pledge to execute all the forms, instruments, agreements (including those required for the registration or de-registration of the Pledge with the AIC), and/or (ii) take actions and cause other parties who have interests in the Pledge to take actions as required by the Pledgee and (iii) allow the Pledgee to exercise the rights and authorization vested in the Pledgee under this Agreement.

5.4 The Pledgor agrees to promptly make or cause to be made any filings or records, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary under the laws of the PRC, to perfect the Pledge of the Pledged Collateral, including the registration with the AIC set forth in Section 3.1.

5.5 The Pledgor covenants to the Pledgee that he will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate for all the losses suffered by the Pledgee as a result of such Pledgor’s failure to perform or fully perform his guarantees, covenants, agreements, representations or conditions.

6. Events of Default

6.1 Each of the following shall constitute an Event of Default:

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6.1.1 Jingwei Zhihui or the Pledgor fails to make full and timely payment of any amounts due under the Secured Obligations as required under the Service Agreement, License Agreement, Loan Agreement or Option Agreement, or any event of default (as defined and stipulated in those agreements) has occurred and is continuing;

6.1.2 the Pledgor makes or has made any misleading or untrue representations or warranties under Section 4, or is in violation or breach of any of the representations and warranties under Section 4;

6.1.3 the Pledgor breaches any of the covenants under Section 5;

6.1.4 the Pledgor breaches any other covenants, undertakings or obligations of the Pledgor sets forth herein;

6.1.5 the Pledgor is unable to perform his obligations under this Agreement due to the division or merger of Jingwei Zhihui with other third parties or for any other reason;

6.1.6 the Pledgor relinquishes all or any part of the Pledged Collateral or transfers or assigns all or any part of the Pledged Collateral without the prior written consent of the Pledgee (except for the transfers or assignments permitted under the Option Agreement);

6.1.7 any indebtedness, guarantee or other obligation of the Pledgor, whether pursuant to a contract or otherwise, (i) is accelerated as a result of a default thereunder and is required to be repaid or performed prior to the due date; or (ii) has become due and is not repaid or performed as originally arranged which, in the Pledgee’s reasonable view, has materially and adversely affected the Pledgor’s ability to perform his obligations under this Agreement;

6.1.8 this Agreement is held as illegal according to any applicable laws or the Pledgor is restricted from continuing to perform his obligations under this Agreement;

6.1.9 any approval, permit, license or authorization from any applicable governmental entity (or registration or filing procedure) required for Jingwei Zhihui to provide online games and culture in the PRC is withdrawn, suspended, invalidated or materially amended;

6.1.10 any approval, permit, license or authorization from any applicable government authority required to perform this Agreement or make this Agreement enforceable, legal and valid is withdrawn, suspended, invalidated or materially amended; or

6.1.11 any property owned by the Pledgor is altered or damaged which, in the Pledgee’s reasonable view, has materially and adversely affected the Pledgor’s ability to perform his obligations under this Agreement.

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6.2 The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware or finds that any event set forth in Section 6.1 or any event that may result in the foregoing event has occurred or is occurring.

6.3 Unless an Event of Default set forth in Section 6.1 has been rectified to the Pledgee’s satisfaction, the Pledgee, at any time the Event of Default occurs or thereafter, may give a written Notice of Default to the Pledgor, and dispose the right of Pledge in accordance with Section 7 herein.

7. Exercise of the Rights of the Pledge

7.1 The Pledgor shall not transfer or assign the Pledged Collateral without prior written approval from the Pledgee prior to the full settlement and fulfillment of the Secured Obligations.

7.2 The Pledgee may give a notice to the Pledgor to exercise its rights of Pledge and may dispose of its rights of Pledge at any time after an Event of Settlement has occurred.

7.3 Subject to Section 6.3, the Pledgee may exercise the right to dispose of the Pledge when or at any time after the Pledgee gives a notice of exercise in accordance with Section 6.3.

7.4 The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of all or part of the Pledged Collateral in accordance with legal procedures until the outstanding Secured Obligation or other monetary obligations payable by the Pledgor and/or Jingwei Zhihui is fully paid, repaid or otherwise settled.

7.5 The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize its Pledge.

8. Transfer or Assignment

8.1 The Pledgor shall not donate or transfer his rights and obligations hereunder to any third party without prior written consent from the Pledgee.

8.2 This Agreement shall be binding upon the Pledgor and his successors and be effective on the Pledgee and each of its successors and assigns.

8.3 The Pledgee may transfer or assign all Secured Obligations and its right to the Pledge to any third party at any time. In this case, the assignee shall enjoy and undertake all the rights and obligations of the Pledgee as if the assignee were a party hereto. When the Pledgee transfers or assigns the Secured Obligations and its rights to the Pledge, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

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8.4 After the Pledgee hereunder is changed as a result of a transfer or assignment, the new pledgee and the Pledgor shall execute a new equity interest pledge agreement.

9. Term and Termination

This Agreement shall become effective upon executed by the Parties hereto. Notwithstanding the foregoing, the Pledge (as defined in Section 2.1) shall only come into effect in accordance with Section 3 of this Agreement.

This Agreement shall not be terminated until the Term of the Pledge expires pursuant to Section 3 hereof.

10. Force Majeure

10.1 If the performance of this Agreement is delayed or prevented due to an event of force majeure (“Force Majeure”), the affected Party shall be excused from any liability only to the extent of the delayed or interrupted performance. “Force Majeure Event” shall mean any event beyond the reasonable controls of the Party so affected, which are unavoidable even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, geological change, floods, earthquakes, morning and evening tides, lightning or wars. However, any shortage of credits, funding or financing shall not be deemed as the events beyond reasonable controls of the affected Party. The affected Party who wants to be exempted from liability under this Agreement or this clause shall forthwith inform the other Party of the details concerning the exemption of liabilities and the steps that need to be taken to complete discharging such liabilities.

10.2 The Party affected by Force Majeure shall not assume any liability under this Agreement. However, subject to the Party affected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may be exempted from performing such liability only to the extent of the delayed or interrupted performance. Once causes for such exemption of liabilities are rectified and remedied, both Parties agree to do their respective efforts to resume the performance of this Agreement.

11.       Applicable Law and Dispute Resolution

11.1 The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

11.2 The Parties shall strive to settle any dispute arising from the interpretation or performance of this Agreement through friendly consultation. In case no settlement can be reached through consultation, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) in Beijing for arbitration in accordance with the then current arbitration rules of CIETAC. The arbitration proceedings shall be conducted in Chinese and take place in Beijing. The arbitration award shall be final and binding upon both Parties. This section shall survive the termination or dissolution of this Agreement.

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11.3 In case of any disputes arising out of the interpretation and performance of this Agreement or any arbitration of such dispute is pending, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

12. Notices

Any notices or correspondences given by the Party pursuant to this Agreement shall be written in both Chinese and English and shall be delivered in person or by registered mail, postage prepaid or recognized express service, or be transmitted by telex or facsimile to the following addresses:

If to the Pledgee: Beijing Jingwei Sinan Information Technology Co., Ltd.

Address:	Suite 515, North Building, Great Creativity Information Industry Garden, 18 Jiuxiaoqiao Middle Road, Chaoyang District, Beijing
Fax:	+86-10-64362600
Tel:	+86-10-84481818
Attention:	Liu Jian

If to the Pledgor: Liu Jian

Address:	1/F, North Building, Great Creativity Information Industry Garden, 18 Jiuxiaoqiao Middle Road, Chaoyang District, Beijing
Fax:	+86-10-51085666
Tel:	+86-10-84481818

13. Appendices

The appendices to this Agreement constitute an integral part of this Agreement.

14. Waiver

The Pledgee’s non-exercise or delay in exercise of any right, remedy, power or privilege hereunder shall not be deemed as the waiver of such right, remedy, power or privilege. Any single or partial exercise of any right, remedy, power and privilege shall not preclude the exercise of any other right, remedy, power and privilege by the Pledgee. The rights, remedies, power and privileges hereunder are cumulative and shall not preclude any other rights, remedies, power and privileges stipulated by applicable laws.

15. Miscellaneous

15.1 Any amendments, modifications or supplements to this Agreement shall be in writing and come into effect upon executed and sealed by the Parties hereto.

15.2 In case any term or condition of this Agreement is held as illegal or unenforceable in accordance with applicable laws, such term and condition shall be deemed to be invalid and unenforceable to the extent governed by the applicable law, and the remaining stipulations shall remain valid.

[The remainder of this page is intentionally left blank.]

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[This page is the signature page of the equity pledge agreement and contains no body text.]

PLEDGEE: Beijing Jingwei Sinan Information Technology Co., Ltd.
(Company Seal)

By:	/s/ Liu Jian
Authorized Representative: Liu Jian

PLEDGOR: Liu Jian

By:	/s/ Liu Jian

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